Exhibit 15
Awareness of Independent Registered
Public Accounting Firm
We are aware that our reports dated May 5, 2006 and August 3, 2006, on our reviews of interim financial statements of Home BancShares, Inc. for the periods ended March 31, 2006 and 2005 and June 30, 2006 and 2005, respectively, are included in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.
/s/ BKD, llp
Little Rock, Arkansas
August 10, 2006